                                                                    Exhibit 23.2

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement Form S-8 No. 33-320557 pertaining to the 1993 Long Term Incentive Plan, the Restricted Share Plan for Directors and Various Stock Option Agreements of Video Services Corporation (formerly International Post Limited) and Form S-3 No. 333-31745 pertaining to the Registration Statement and related Prospectus of Video Services Corporation (formerly International Post Limited), of our report dated October 17, 1997, with respect to the consolidated financial statements and schedules of Video Services Corporation (formerly International Post Limited) included in this Form 10-K as of and for the year ended July 31, 1997.


                                              /s/ Ernst & Young LLP

White Plains, New York
October 29, 1997